AGREEMENT OF MERGER
                                  BY AND AMONG
                            RMED INTERNATIONAL, INC.,
                             RMED ACQUISITION, INC.
                                       AND
                                  JETTAR, LTD.

      THIS AGREEMENT OF MERGER (the "Merger Agreement") is made and executed on October 30, 1998, by and among RMED INTERNATIONAL, INC., a Colorado corporation ("RMED"), RMED ACQUISITION, INC., a Delaware corporation and a wholly-owned subsidiary of RMED ("Sub"), and JETTAR, LTD., a Wisconsin corporation ("Company").

                                    RECITALS

      WHEREAS, the Company manufactures and distributes baby care products and related items, including the Bumpies(TM) and Rock-A-Bye(TM) line of diapers.

      WHEREAS, RMED also manufactures and distributes baby care products including Tender Care(TM) and Tushies(TM) diapers and products.

      WHEREAS, RMED owns all of the issued and outstanding stock of Sub, and RMED has agreed to be a party to this Merger Agreement only for the purpose of and to the extent of causing Sub to consummate the Merger.

      WHEREAS, RMED has formed Sub for the purpose of the consummation of this merger transaction.

      WHEREAS, RMED, Sub and the Company intend to cause Sub to merge into the Company (the "Merger") and that as a result of the Merger:

            1. The Sub will be the surviving corporation in the Merger (the "Surviving Corporation") and will continue its existence under the laws of the State of Delaware and the Company will be the merging corporation in the Merger and shall cease to exist.

            2. All of the Company Shares of common stock issued and outstanding at the time the Merger becomes effective will be converted into shares of the common capital stock of RMED (the "Shares") in the manner herein provided, and all of the Company's issued and outstanding shares of common stock ("Company Shares") will be cancelled.

      WHEREAS, the parties wish to make an agreement setting forth their respective rights, obligations and understandings with respect to and for the Merger.

      THEREFORE, in consideration of the premises and of the representations and warranties and the covenants and agreements contained herein, RMED, Sub, and the Company agree as follows:

                                   ARTICLE I.

                                 PLAN OF MERGER

      1.01 Terms and Conditions of the Merger.

            (a) The Merger shall become effective upon the filing by the Secretary of State of the State of Delaware and the Department of Financial Institution Office of the State of Wisconsin of a Certificate of Merger, which shall be authorized, executed and delivered by each of Sub and the Company in the manner provided under Section 2.5 of the General Corporation Laws of the State of Delaware and Section 180.1101 of the Wisconsin Business Corporation Law (the "Corporation Laws"). The date when the Merger shall become effective as aforesaid is herein called the "Effective Date". On the Effective Date, the Company will be merged into the Sub and the separate existence of the Company shall cease, and the Sub, as the Surviving Corporation, will continue its corporate existence under the name of "JETTAR, LTD."

            (b) On the Effective Date, the Sub, as the Surviving Corporation, shall succeed to all of the rights, obligations, property, assets and liabilities of the Company in the manner and to the extent set forth in the Corporation Laws.

            (c) The Certificate of Incorporation of the Sub, as in effect immediately prior to the Effective Date, shall be the Certificate of Incorporation of the Surviving Corporation, and the by-laws of the Sub, as in effect immediately prior to the Effective Date, shall be the by-laws of the Surviving Corporation, without change or amendment until thereafter amended.

            (d) The directors of the Surviving Corporation shall be Edward Reiss, Brenda Schenk, Thomas Biebel, John Harry, and George Reinbacker (subject to the approval of all parties), each to hold office in accordance with the Certificate of Incorporation and by-laws of the Surviving Corporation.

      1.02 Manner of Converting Shares. On the Effective Date, each of the Company Shares issued and outstanding at the time the Merger becomes effective (other than shares held in the Company's treasury and shares held by shareholders who properly exercise and do not withdraw appraisal rights available under the Corporation Laws shall by virtue of the Merger and without any further action on the part of the holder thereof, be converted into the right to receive the Shares of RMED (as hereinafter defined), which shall be issued upon surrender of the certificate or certificates representing the shares of the Company. From and after the Effective Date, each holder of certificates which represented Shares prior to the Effective Date shall have rights as a common shareholder of RMED.

      1.03 Consideration-Issuance of Shares.

            (a) The number of Shares in RMED that the Shareholders will be entitled to receive shall be that number of Shares for each share of the Company held by each respective shareholder of the Company, all as more fully set forth in Schedule 1.03(a) hereof.

            (b) At the Closing, and as further consideration for the Merger, Sub shall cause to be issued stock options to purchase 801,924 shares of RMED, to each respective Shareholder of the Company, all as more fully set forth on Schedule 1.03(b), pursuant to the terms and conditions of the Stock Option Agreement attached hereto.

                                  ARTICLE II.

                                CLOSING PROCEDURE

      2.01 Shareholder Vote. Within ten (10) days prior to the execution of this Merger Agreement of Merger by all of the parties hereto, the Company and Sub shall each call a special meeting of shareholders for the purpose of voting on the Merger (the "Special Meetings").

      2.02 Closing Procedures. Immediately after the last of the Special Meetings, in the event that the Merger is approved at each of such meetings, a meeting (the "Closing") shall take place at the offices of Schwartz & Freeman, 401 N. Michigan Avenue, Suite 1900, Chicago, Illinois, in the forenoon in order to determine whether any condition exists or remains unperformed that would permit any of the parties to this Merger Agreement to decline to enter into the Merger and to consummate the transactions set forth herein. At the Closing, the parties will prepare, execute, deliver and exchange the certificates, opinions, letters and other documents (the "Transaction Documents") not theretofore provided which constitute conditions precedent to the further actions of the other parties. If no such condition then exists, or if no party elects to exercise any right it may have to decline to enter into the Merger and to consummate the transactions set forth herein, the appropriate representatives of the parties shall thereupon direct and cause the Certificate of Merger to be filed by the Secretary of State of Delaware and Department of Financial Institutions of the State of Wisconsin in accordance with Section 1.01.

      2.03 Issuance of Shares and Options. At the Closing, the Surviving Corporation shall cause the issuance of the Shares in accordance with the provisions of this Merger Agreement (other than Company Shares owned by shareholders who have properly exercised and not withdrawn their appraisal rights in accordance with the

Corporation Laws). The Company shall cooperate with Sub and use its best efforts to contact the holders of the Company Shares and obtain the certificates for such shares for presentment and cancellation at Closing. The Surviving Corporation shall place a legend pursuant to Schedule 2.03 on the certificates representing the Shares issued with respect to this Merger Agreement. ARTICLE III.

                         COVENANTS, REPRESENTATIONS AND
                              WARRANTIES OF COMPANY

      On the date hereof and the Effective Date, Company makes the following covenants, representations and warranties to Sub and to RMED:

      3.01 Legal Status.

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Except as set forth on Schedule 3.01, the Company is not qualified as a foreign corporation to do business in any other jurisdiction, the character of the Company's properties and the nature of its activities does not make qualification in any other jurisdiction necessary and where the failure to be so qualified would have a material adverse effect on its business, financial condition or results of operations.

            (b) The Company has previously delivered to Sub complete and correct copies of the Certificate of Incorporation (certified by the Secretary of State of Wisconsin) and by-laws for the Company (certified by its Secretary). Such Certificate of Incorporation and by-laws are valid and in effect as of the date hereof.

            (c) The Company has the corporate power to own and lease its property and to carry on its businesses.

            (d) The Company currently has no subsidiaries and has had no subsidiaries during the period of its existence preceding the date of this Merger Agreement.

      3.02 Capitalization.

            (a) Common Stock. The Company is authorized to issue 20,000 shares of common stock, with $1.00 par value per share, of which 520 shares of Company Shares are held in the treasury, 9,580 shares are validly issued and outstanding and are fully paid and non-assessable. Except as set forth on Schedule 3.02(a), no holder of any shares of Company Shares has asserted any claim or action against the Company, including any claim or action with respect to the Merger.

            (b) Options and Rights. Except as set forth on Schedule 3.02(b) there are no outstanding subscriptions, options, warrants, contracts, calls, commitments, preemptive rights or demands of any nature relating to the capital stock of the Company or obligating the Company to buy, sell or issue shares of the Company's capital stock.

      3.03 Conflicts of Interest. Except as set forth in Schedule 3.03, to the best of its knowledge, neither the Company nor any of the shareholders, directors or officers of the Company nor any of their spouses or children owns directly or indirectly any interest in (other than a minority interest in a publicly traded corporation), or is a director, officer or employee of, any corporation, partnership, firm, association or business organization which manufactures, distributes or sells, any product or service which is manufactured, sold or furnished by the Company, or is a competitor, potential competitor, supplier or customer of the Company.

      3.04 Authorization. The Company has full corporate power and authority to enter into this Merger Agreement and to perform its obligations hereunder. The Board of Directors of the Company has taken all actions required by law, the Company's Certificate of Incorporation, its by-laws or otherwise to be taken by such board to authorize the execution and delivery of this Merger Agreement and, subject to requisite shareholder approval, the consummation of the Merger and the other transactions contemplated hereby and, no other corporate proceedings on the part of the Board of Directors of the Company are necessary to authorize this Merger Agreement and the Merger and the other transactions contemplated hereby. This Merger Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, subject to requisite approval of its shareholders.

      3.05 Financial Statements.

            (a) Financial Statements. The Company has delivered to Sub the balance sheets for the Company as of December 31, 1996 and 1997 and the related statements of income, stockholders' equity, and cash flows for the years then ended (and the accompanying footnotes which are an integral part thereof) together with the attached Independent Accountants Audit Reports of Oatley, Bystrom & Hansen, Certified Public Accountants, whose reports thereon are included therein (the "Financial Statements"). Subject to the qualifications contained in such audit reports, the Financial Statements present fairly in all material respects the financial position of the Company as of such dates and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

            (b) Current Financial Statements. Prior to the Closing, the Company shall use all reasonable efforts to deliver to Sub a balance sheet of the Company as at the end of such month and the related statements of earnings for the period then ended (the "Current Financial Statements"). The Current Financial Statements will be prepared by the Company in the form customarily used by the Company in conformity with generally accepted accounting principles, and present fairly in all material respects the financial position of the Company on the applicable date and the results of its operations and its cash flows for the periods then ended (except that the Current Financial Statements are subject to normal year-end adjustments).

      3.06 Absence of Changes. Except as set forth in Schedule 3.06 or in the Current Financial Statements, and except for general economic conditions and other conditions generally affecting the retail sales which are known to the general public, since September 30,1998 there has not been with respect to the
Company:

            (i) any material adverse change in the condition (financial or other), properties, assets or business of Company;

            (ii) any damage, destruction or loss (whether covered by insurance or not) which materially and adversely affects the business, properties, assets or business of the Company;

            (iii) any declaration, setting aside or payment of any dividend or any distribution with respect to Schedule 3.06(ii) the Company's capital stock other than as provided in the Company's Shareholder Agreement, or any direct or indirect redemption, purchase or other acquisition by the Company ;

            (iv) any increase of more than ten percent (10%) in the compensation payable or to become payable by the Company to any employee earning Twenty Five Thousand Dollars ($25,000) per annum or more, or any general increase in the compensation or rates of compensation payable or to become payable by the Company to hourly employees, except as required by any collective bargaining agreement, or to salaried officers or employees earning less than Twenty Five Thousand Dollars ($25,000) per year;

            (v) any change in the accounting principles, methods or practices followed by the Company;

            (vi) any debt, obligation or liability, whether accrued, absolute or contingent and whether due, incurred or entered into by the Company, except liabilities and obligations incurred or entered into in the ordinary course of business;

            (vii) any sale, lease, abandonment or other disposition by the Company of any interest in real property or any machinery, equipment, inventory or other operating property other than in the ordinary course of business as reflected in Schedule 3.06;

            (viii) any sale, assignment, transfer, license or other disposition by the Company of any patent, trademark, trade name, brand name, copyright (or any application for any patent, trademark or copyright), invention, process, know-how, formula or trade secret or interest thereunder or other intangible asset, except as implied for use in connection with the sale of its products in the ordinary course of business as reflected in Schedule 3.06;

            (ix) any agreement, understanding or undertaking by the Company the performance of which would result in any of the items described in subparagraphs (i) through (vii) above.

      3.07 Undisclosed Liabilities. Except as set forth on Schedule 3.07:

            (a) To the best of shareholders' knowledge, after due inquiry on their part, the Company has no liabilities or obligations, either accrued, absolute, contingent or otherwise, except:

                  (i) to the  extent  reflected  or  reserved  in the  Financial
            Statements for December 31, 1997 or the Current Financial Statements for September 30, 1998, and not heretofore paid or discharged;

                  (ii) to the extent  disclosed  in this Merger  Agreement or in any of the Schedules to this Merger Agreement;

                  (iii) those incurred in or as a result of the ordinary  course of business since the date of the Financial Statements for December 31, 1997, including normal warranty claims and executory contracts, all of which have been consistent with past practice and none of which, either individually or in the aggregate, would have a material adverse effect on the Company; or

                  (iv) those incurred pursuant to or contemplated by this Merger
            Agreement, Schedules hereto and the various related or ancillary documents and agreements contemplated hereby or executed in connection herewith.

            (b) Except as set forth on Schedule 3.07(b) the Company has not received any notice of any claim against the Company of any liability of any nature or in any amount required to be set forth or disclosed in the Financial Statements, the Current Financial Statements, this Merger Agreement or the Schedules hereto, which is not or will not be set forth in the Financial Statements, the Current Financial Statements, or otherwise disclosed in this Merger Agreement or in the Schedules hereto.

      3.08 No Violation of Statute or Contract. Except as set forth on Schedule 3.08, and subject to the Merger being approved at the Special Meetings and if required by specific waiver of the other party, neither the execution and delivery of this Merger Agreement, nor the compliance with the terms and provisions of this Merger Agreement on the part of the Company will:

            (i) conflict with or result in a breach or violation of any of the terms, conditions or provisions of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under the Certificate of Incorporation or by-laws of the Company, or, assuming that the approvals described in Section 3.07 hereof are duly obtained or waiting periods expired, any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its properties, assets, licenses or permits, which would have a material adverse effect on the condition (financial or other), properties, assets or business, of the Company, or

            (ii) violate, conflict with, result in a breach of any provisions of, constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the property of the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company is a party, or by which the Company or its properties or assets may be bound or affected, which would have a material adverse effect on the condition (financial or other), results of operations or business of the Company.

      3.09 Regulatory Approvals. Except as set forth on Schedule 3.09, no consent, approval or authorization of, or declaration, filing or registration with, any government or regulatory authority is required to be obtained or made by the Company in connection with the Merger or the execution, delivery and performance by the Company of this Merger Agreement.

      3.10 Marketable Securities. Except for the stock of RMED owned by the Shareholders, as set forth in Schedule 3.10, the Company has directed its officers and directors, and their spouses and children, not to buy or sell any, or additional, shares in RMED or any, additional, puts, calls, options, or warrants which would entitle the holder to sell or buy any shares in RMED prior to closing.

      3.11 Accounts Receivable. Except as set forth in Schedule 3.10, the accounts receivable of the Company arose from valid sales in the ordinary course of business, and, subject to applicable reserves, are good and collectible. To the best of shareholders' knowledge, after due inquiry, the reserves for bad debts and uncollected accounts is adequate.

      3.12 Notes Receivable. Schedule 3.12 sets forth all notes receivable and other receivables in excess of Five Thousand Dollars ($5,000), which are not included in the accounts receivable, which are reflected on the most recent balance sheet which is included in the Financial Statements or will be reflected in the Current Financial Statements. The Company has no notice of any defect, defense, counterclaim, or setoff to payment which the maker of any note receivable may claim or assert or of any fact or circumstance which would give rise to denial of payment thereof by the maker of any note receivable. Also included on Schedule 3.12 is a list of all loans, advances or other payments in excess of Five Thousand Dollars ($5,000) receivable from directors, officers and employees of the Company ("Employee Receivables") setting forth the name of the individual, the amount receivable by the Company from such individual, and the terms on which such Employee Receivable is to be repaid. The Company has provided to Sub true and complete copies of all promissory notes or other documents evidencing the Employee Receivables. The Company agrees to cause all individuals that are obligated for an Employee Receivable that is not evidenced by a document, to execute and deliver to the Company promissory notes or other documents satisfactory to Sub evidencing the obligation to pay such Employee Receivable prior to Closing.

      3.13 Inventories. Except as provided in Schedule 3.13, all of the Company's inventories reflected on the Financial Statements for December 31, 1997 and that will be reflected in the Current Financial Statements are or will be good and usable and salable in the ordinary course of the Company's business, except for minor items not material in amount.

      3.14 Real Property Owned or Leased.

            (a) The Company does not own any real property.

            (b) The Company leases the manufacturing and office facilities located at 3925 North Hastings Way, Eau Claire, Wisconsin (the "Leased Property") upon terms and conditions contained in the lease agreement attached hereto and made a part here of as Schedule 3.14 (the "Lease").

            (c) The Company represents that:

                  (i) The Lease is in full force and  effect,  and that,  to the best of the Company's knowledge, the Company is not aware of any material default thereunder. To the best of the Company's knowledge, none of the rights or benefits accorded the Company under the Lease will be impaired by the Merger and no consent to the Merger is required from any other party to the Lease, and that after the Merger, the Lease will be and shall remain in full force and effect.

                  (ii) The  Company  has the  right of quiet  enjoyment  to each parcel of Leased Property.

                  (iii) All improvements,  fixtures,  structures,  machinery and equipment used by the Company in carrying on its business are located on the Leased Property.

                  (iv) The Company has the right to use the Leased  Property for all of the operations now conducted therefrom and the Company, by virtue of the Lease, possesses all easements, licenses, rights of way and rights in, to, and over the Property which are necessary for the conduct of the business in the ordinary course. The Leased Property and Improvements are adequate and sufficient for all operations now conducted by the Company.

                  (v) Neither the whole nor any portion of any of the Leased Property is the subject of a pending condemnation or eminent domain proceeding, and to the best of the Company's knowledge, the Company does not know nor has any grounds to believe that any such condemnation or taking is threatened or contemplated.

                  (vi) None of the Leased  Property is occupied by any entity or person other than the Company, nor does any other person or entity have any rights to occupy any portion of the Leased Property, except that certain space which is not exclusive to the Company, is leased to other tenants by the Landlord, none of which, however, interferes with the operations of the Company's business in its ordinary course as shown on Schedule 3.14(c)(vi).

                  (vii) Except for the Leased  Property,  the Company  leases no other real property.

                  (viii) The Company's  occupancy of the Leased  Property is not in material violation of any law or regulation applicable thereto, nor has the Company, to the best of the Company's knowledge, received any notice of any such violation.

                  (ix) The Company has not received any notice of any  violation of any law, ordinance, regulation, building, zoning or fire code or requiring or calling attention to the need for any work, repairs, construction, alterations or installations with respect to any of the Leased Property nor has any such notice been posted on any portion of the Leased Property.

      3.15 Tangible Personal Property. Except as disclosed on Schedule 3.15, all machinery, equipment and other personal property used by the Company in the operation of its business either owned or leased by the Company under valid leases, is, in all material aspects, in good operating condition and repair and is adequate and sufficient for all operations now conducted by the Company. Except as disclosed in Schedule 3.15, the Company has good and marketable title to all personal property owned by it, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, security interests, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions and has valid leases pursuant to which it leases all personal property used in connection with the operation of its business which is not owned by the Company. All such leases are valid and binding, in full force and effect and no defaults (or conditions or events which with the giving of notice or the passage of time, or both, would constitute a default) exist thereunder.

      3.16 Intellectual Property.

            (a) Schedule 3.16 sets forth a description of all trademarks, trademark registrations and trademark applications, trade names, assumed names, service marks, service mark registrations and applications, service names, copyrights, patents and patent applications, and patent, and copyright and trademark licenses, owned or used by the Company in the conduct of its business (collectively "Intellectual Property"). Except as set forth on Schedule 3.16, the Company owns, is licensed or otherwise has the right to use all Intellectual Property and all trade secrets, shop rights and know-how used in or necessary for the conduct of its business.

            (b) Except as set forth in Schedule 3.16, no claim has been asserted against the Company by any person with respect to the ownership, use, transfer, license or other disposition by the Company of any Intellectual Property or any trade secrets, shop rights or know-how or challenging any license or agreement with respect thereto, and the Company does not know of any basis for any such claim. To the best of the knowledge of the Company, the use of Intellectual Property and the trade secrets, shop rights and know-how by the Company, the practice of any process or the use of any apparatus, or the making or selling of any product by the Company, does not, and is not reasonably expected to, infringe on the rights of any person.

            (c) No third party is known by the Company to be infringing on any Intellectual Property or any trade secrets, shop rights or know how owned or used by the Company.

      3.17 Material Contracts. Schedule 3.17 sets forth a true and correct list or description of:

            (a) Each contract, agreement or binding commitment in respect of the procurement, purchase, processing, storage or sale of material, products, supplies, utilities or services to which the Company is a party or by which it is bound other than contracts, agreements or binding commitments which

                  (i) involve payments or receipts by the Company of less than Twenty Five Thousand Dollars ($25,000),

                  (ii) are  terminable by the Company  without  penalty upon not more than thirty (30) days notice,

                  (iii) which are  substantially  performed  except for standard warranty, guaranty, non-compete or indemnification obligations, or

                  (iv) relate to sales order or purchase order  contracts  which individually are for an amount which is less than Twenty Five Thousand Dollars ($25,000) or a series of related contracts are for an amount in the aggregate which is less than Fifty Thousand Dollars ($50,000).

            (b) Each sales agency or distributorship agreement or franchise to which the Company is a party or by which it is bound.

            (c) Each collective bargaining, union, employment, consulting, independent contractor, non-competition or secrecy agreement to which the Company is a party or by which it is bound.

            (d) Each pension, profit sharing, retirement, bonus, group life, health and accident insurance or other employee benefit plan, agreement, arrangement or binding commitment to which the Company is a party, whether or not legally binding, including, but not limited to, each union plan or arrangement to which the Company is a party or makes contributions.

            (e) Each material contract, agreement, binding commitment or license relating to any Intellectual Property, trade secrets, shop rights or know-how to which the Company is a party except rights which are implied for use in connection with the sale of the Company's products in the ordinary course of business.

            (f) Each loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge, conditional sale or title retention agreement, equipment obligation, lease or lease purchase agreement or other documents evidencing secured indebtedness to which the Company is a party or by which it or any of its properties is bound.

            (g) Each partnership, joint venture, joint operating or similar agreement or agreement for the performance of services as an independent contractor to which the Company is a party or by which it is bound.

            (h) Each contract, agreement or binding commitment other than those covered above which (A) involves payments or receipts by the Company of Twenty Five Thousand Dollars ($25,000) or more and not made in the ordinary course of business, or (B) is not terminable by the Company without penalty, or (C) which otherwise is reasonably expected to materially affect the condition (financial or other), properties, assets or business of the Company.

Each such contract, agreement or binding commitment is legally valid and binding on the Company and the Parties thereto, and each constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting creditors' rights generally, is in full force and effect, and there are no defaults thereunder known to the Company by any party thereto. Except as set forth on Schedule 3.17, under the terms of the foregoing, none of the rights of the Company thereunder will be impaired by the Merger, and all of the rights of the Company thereunder will be enforceable immediately after the Effective Date to the extent enforceable immediately prior thereto without the consent or agreement of any other party, except as indicated on Schedules. True and complete copies of all documents described in the aforesaid schedule have or will be made available by the Company to Sub including all amendments and supplements thereto and modifications thereof.

      3.18 Permits and Licenses. To the best of its knowledge, the Company possesses all governmental permits, licenses and certifications which are necessary for the conduct of the business by the Company, and all of such permits, licenses and certifications are in full force and effect. No violations are known to the Company to exist or, to its knowledge, have been recorded with respect to any of such permits, licenses or certifications and no proceeding is pending (other than reapplication pursuant hereto) or known to the Company to be threatened which, if adversely determined, could result in the revocation, termination or limitation of any such permits, licenses or certifications. Except as set forth in Schedule 3.18, the Merger will not cause the revocation, termination, limitation, non-renewal or expiration of any such permit, license or certification currently issued to Company.

      3.19 Insurance Coverages. Schedule 3.19 refers to all of the Company's insurance coverages and carriers (specifying the insurer, the amount of the coverage, the type of insurance, the policy number, the annual premium, the expiration date and any pending claims thereunder not otherwise disclosed pursuant to this Merger Agreement). Except as disclosed on Schedule 3.19, the Company has and maintains insurance coverage with retentions which insurance and retentions are reasonably believed by the Company to be adequate for the protection of the Company in the conduct of its business. The Company has not failed to give any notice or present any claim known to it under any insurance policy covering the same in proper form and timely fashion. The Company will use all reasonable efforts to assure that all such coverages will be in full force and effect at the Effective Date.

      3.20 Claims and Litigation. Except as set forth on Schedule 3.20, the Company is not a party to any litigation, proceeding, arbitration, demand, action or claim either pending or, to the best knowledge of the Company, threatened against the Company before any court or governmental or other regulatory or administrative agency or commission or arbitration panel. Except as set forth on Schedule 3.20, the Company has no knowledge of any pending items in dispute or any injury that it believes is likely to give rise to a claim against the Company. The Company does not believe that any action, proceeding or investigation set forth on Schedule 3.20 will have a material adverse effect on the condition (financial or other), properties, assets or business of the Company, except for matters for which reserves have been reflected on the Financial Statements.

      3.21 Labor Relations Matters. Except as set forth on Schedule 3.21, the Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. To the best of Company's knowledge, after due inquiry, there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board, any state labor relations board or any other court or tribunal. Except as described in Schedule 3.21, within the last five years there has not been any, and there is currently no labor strike, or material dispute, slowdown or stoppage by the Company's employees pending or threatened against or affecting the Company. To the best of the Company's knowledge, no representation question exists. Except as set forth in Schedule 3.21, no grievance nor any arbitration proceeding arising out of or under any labor agreement is pending and no claim therefor has been made. The Company has no collective bargaining agreements or other agreements with labor organizations, other than the agreements listed on Schedule 3.17.

      3.22 Tax Matters.

            (a) Except as set forth on Schedule 3.22, the Company has

                  (i) filed when due with the appropriate federal, state, local, foreign and other governmental agencies, all tax returns, estimates and reports required to be filed by it,

                  (ii) paid when due and payable all requisite  federal,  state, local or foreign taxes, levies, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest and penalties thereon and unemployment and social security taxes ("Taxes") or has established reserves in the Financial Statements adequate therefor and

                  (iii) has established, or will have established as of the Effective Date, reserves that, in the aggregate, are adequate for the payment of all Taxes not yet due and payable on the results of operation through the Effective Date as if the taxable year of the Company ended on the Effective Date, and in each such case, will immediately notify Sub of such setting aside.

            (b)  Except  as set  forth on  Schedule  3.22,  there  are no taxes, interest, penalties, assessments or deficiencies claimed to be due in respect of any tax returns filed by the Company, or otherwise that are not fully reserved for on the Financial Statements. Except as set forth on
      Schedule 3.22, the Company has not executed or filed with the Internal Revenue Service or any other taxing authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes, and no power-of-attorney of the Company is outstanding or will be outstanding on the Effective Date. The Company has not reported any item of income, deduction or credit on any income tax return or reported any other item on any other return in a manner which is contrary to the specific recommendation or advice of the Company's accountants and the Company has not made any disclosures on any tax return pursuant to Section 6662 of the Internal Revenue Code of 1986, as amended (the "Code").

            (c) The Company has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company.

            (d) No property of the Company is property that the Surviving Corporation is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code or is "tax exempt use property" within the meaning of Section 168(f)(3) of the Internal Revenue Code, as it existed prior to January 1, 1984.

            (e) The Company has not agreed, nor has been requested by the Internal Revenue Service to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise except as required by the Tax Reform Act of 1986, which adjustments, if any, have previously been recognized in the income of the Company in tax returns of the Company for years ending prior to 1998.

            (f) The Company has withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

            (g) The Company is not a party to, nor is it bound by or has any obligation under any tax sharing or similar agreement.

            (h) The  Company  is not a foreign  person  within  the  meaning  of
      Section 1445(b)(2) of the Code.

      3.23 Benefit Plans.

            (a) For the purposes of this Merger  Agreement,  the term  "Employee
      Plan" includes all pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans, or other employee benefit plans or arrangements, including, without limitation, any "pension plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") and any

      "welfare plan" as defined in Section 3(1) of ERISA, whether or not funded, and whether or not oral, to which the Company is a party or bound or with respect to which the Company may otherwise have any liability (including any such plan maintained by the Company within the last three calendar years) or with respect to which the Company has made any payments or contributions covering any employee of the Company within the last three calendar years.

            (b) Except as set forth on Schedule 3.23,

                  (i) the  Company has not been since its  inception  and is not now the sponsor of any Additional Employee Plan. The Company has no legally binding commitment to create any additional Employee Plan.

                  (ii) no separate trust is maintained in  conjunction  with any such plan. A separate trust is a trust the assets of which enjoy protection from the claims of the Company's creditors or any trust maintained in conjunction with a promise of deferred compensation (commonly known as a "Rabbi Trust").

      3.24 ERISA Matters.

            (a) Except as provided in Schedule 3.24 hereof, each Employee Plan that is an employee pension benefit plan qualifiable under Section 401 or 403(a) of the Code has been determined by the Internal Revenue Service to be "qualified" within the meaning of the Code.

            (b) Each Employee Plan of the Company and the administrators and fiduciaries of each Employee Plan of the Company have at all times complied in all material respects with all applicable requirements of ERISA and of any other applicable law (including regulations and rulings thereunder) governing each Employee Plan, and each Employee Plan has at all times been in material respects properly administered in accordance with all such requirements of law and in accordance with its terms to the extent consistent with all such requirements of law. Except as set forth in Schedule 3.20, no lawsuits or complaints material to the Company to, or by, government agencies have been filed, are pending or are expected with respect to any Employee Plan.

            (c) No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred, or as of the Effective Date, shall have occurred, with respect to any Employee Plan or trust of the Company, unless such prohibited transaction shall have been corrected and any excise tax liability discharged; no notice of termination has been filed by any Plan Administrator pursuant to Section 4041 of ERISA or been issued by the PBGC pursuant to Section 4042 of ERISA with respect to any Plan subject to ERISA and relating to the Company, unless any liability under Title IV of ERISA occasioned in connection therewith shall have been discharged; except as disclosed on Schedule 3.20; no Employee Plan has outstanding, or as of the Effective Date, shall have outstanding any "accumulated funding deficiency" (as defined in Section 412 of the Code), whether or not waived and has not applied for or received any waivers of minimum funding standards under Section 412; to the extent required by generally accepted accounting principles, the Company has made or has accrued or, on or before the Current Financial Statements date, shall have made or shall have accrued on its books and records, all contributions required to be made by it under the terms of all pension, profit sharing and other Employee Plans covering its employees; and all premiums due to the PBGC have been paid.

            (d) Other than with respect to retired or former employees of the Company, no person is a participant in, or eligible for participation in, any Employee Plan who is not an employee of the Company.

            (e) To the best of the Company's knowledge, the Company does not currently maintain or contribute to nor has it ever maintained or contributed to, or been required by any agreement to maintain or contribute to, any multi-employer plan as defined in Section 3(37) of ERISA.

      3.25 Environmental Matters. Except as set forth in Schedule 3.25, the Company has obtained all material permits, licenses and other authorizations which are required under federal, state and local laws ("Environmental Laws") relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial hazardous or toxic materials or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, hazardous or toxic materials or wastes. Except as set forth in Schedule 3.25, to the best of the Company's knowledge, it has procured and is in material compliance with all terms and conditions of the required permits, licenses and authorizations, and all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 3.25, and excluding the effects of any future modifications of Environmental Laws, the Company has no knowledge of and has received no notice of, any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may reasonably be expected to interfere with or prevent continued compliance in all material respects, or which may reasonably be expected to give rise to any liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste, and no claim, action, suit, hearing, proceeding or investigation is currently pending or to its knowledge threatened with respect thereto. The Company will make available to Sub complete copies of any internal or external reports or studies conducted for or by the Company in conjunction with or relating to environmental matters.

      3.26 Compliance with Applicable Law. The Company has complied and is complying, in all material respects, with all applicable laws, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities (federal, state, or local) (collectively "Laws"), including but not limited to (i) the Federal Occupational Safety and Health Act and all Laws relating to the safe conduct of business and environmental protection and conservation including, but not limited to, noise abatement requirements and emission control standards; and (ii) all Laws regulating water use. Except as indicated in Schedule 3.26 hereto, the Company has not received notification from any governmental authority of any asserted present or past material failure to comply with Laws which has not been remedied or resolved.

      3.27 Bank Accounts. Schedule 3.27 sets forth a true and complete listing of the following: (i) the name of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and (ii) the names of all persons, firms or corporations, if any, holding general or specific powers of attorney from the Company and a summary statement of the terms thereof.

      3.28 Banking Relationships. The Company will use its best efforts and cooperate with Sub in order to maintain the Company's existing banking relationships and arrangements and to make them available to the Surviving Corporation following the Effective Date.

      3.29 Full Disclosure. To the best of the knowledge of the Company, after due inquiry of its officers, no representation, warranty or covenant in this
Merger Agreement, nor any statements, financial statements, certificates or schedules furnished to Sub pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein in the light of the circumstances under which they were or are to be made, not misleading. Except for economic conditions and those generally affecting the disposable baby diaper industry and information known to RMED, the Company is not aware of any specific information which leads it to believe that there is any impending material adverse change in the business of the Company.

      3.30 Disclosure on Schedules. Disclosure of information on any Schedule hereto shall be deemed to satisfy the disclosure requirements of any other Schedule hereto to which such information may also be applicable.

      3.31 Knowledge and Notice. The Company shall be deemed to have knowledge or best knowledge or awareness of a matter or notice only if such matter or notice is, at the time in question, actually known to any officer or director of the Company.

                                  ARTICLE IV.

                         COVENANTS, REPRESENTATIONS AND
                           WARRANTIES OF RMED AND SUB

      On the date hereof and the Effective Date, RMED and Sub, jointly and severally, make the following covenants, representations and warranties to Company and each of its shareholders:

      4.01 Legal Status.

            (a) All of the outstanding shares of capital stock of Sub are owned by RMED. Sub and RMED are corporations duly organized, validly existing and in good standing under the laws of their states of incorporation and each has all requisite corporate power and authority to carry out their respective businesses and the transactions contemplated hereby. Except as set forth in Schedule 4.01(a), Sub has not conducted any activities, acquired any assets or incurred any liabilities and will not do so prior to the Effective Date except as may be required to consummate the transactions contemplated by this Merger Agreement and any agreements or documents related hereto.

            (b) RMED is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Except as set forth on Schedule 4.01(b), RMED is qualified as a foreign corporation to do business in all other jurisdictions where the character of RMED's properties and the nature of its activities make qualification necessary and where the failure to be so qualified would have a material adverse effect on its business, financial condition or results of operations.

            (c) Sub has previously delivered to the Company complete and correct copies of its Certificate of Incorporation (certified by the Secretary of State of the State of Delaware) and by-laws (certified by its Secretary). Such Certificate of Incorporation and by-laws are valid and in effect as of the date hereof.

            (d) RMED and Sub each has the power and authority to own and lease their respective properties and to carry on their respective businesses.

      4.02 Capitalization.

            (a) Common Stock. RMED is authorized to issue 52,500,000 shares of common stock consisting of 2,500,000 shares of Preferred Stock and the balance of common stock, with $1.00 par value per share, of which no shares of RMED Shares are held in RMED's treasury and 6,395,958 shares are validly issued and outstanding and are fully paid and non-assessable. Except as set forth on Schedule 4.02(a), no holder of any shares of RMED Shares has asserted any claim or action against RMED, including any claim or action with respect to the Merger.

            (b) Options and Rights. Except as set forth on Schedule 4.02(b) there are no outstanding subscriptions, options, warrants, contracts, calls, commitments, preemptive rights or demands of any nature relating to the capital stock of RMED or obligating the Company to buy, sell or issue shares of RMED's capital stock.

            (c) Conflicts of Interest. Except as set forth in Schedule 4.02(c), to the best of its knowledge, neither RMED nor Sub nor any of the shareholders, directors or officers of RMED nor any of their spouses or children owns directly or indirectly any interest in (other than a minority interest in a publicly traded corporation), or is a director, officer or employee of, any corporation, partnership, firm, association or business organization which manufactures, distributes or sells, any product or service which is manufactured, sold or furnished by the Company, or is a competitor, potential competitor, supplier or customer of the Company.

      4.03 Authorization. RMED and Sub each has full corporate power and authority to enter into this Merger Agreement and any agreements related hereto and to perform its respective obligations hereunder and thereunder. The Boards of Directors of each of RMED and Sub have taken all actions required by law, their respective Certificates of Incorporation and By-laws or otherwise to be taken by them to authorize the execution and delivery of this Merger Agreement and related agreements and the consummation of the Merger and the other agreements and transactions contemplated hereby and thereby, and no other corporate proceedings on the part of the Boards of Directors of RMED or Sub are necessary to authorize this Merger Agreement and related agreements and the Merger and the other transactions contemplated thereby and hereby. This Merger Agreement and the agreements related hereto have been duly and validly executed and delivered by each of RMED or Sub and constitutes a valid and binding agreement of each enforceable in accordance with their respective terms subject only to requisite approval of this Merger Agreement and the transactions contemplated hereby of the shareholders of RMED.

      4.04 Financial Statements.

            (a) Financial Statements. RMED has delivered to the Company the balance sheets for RMED as of December 31, 1996 and 1997 and the related statements of income, stockholders' equity, and cash flows for the years then ended (and the accompanying footnotes which are an integral part thereof) together with the attached Independent Accountants Audit Reports of Oatley, Bystrom & Hansen, P.C., Certified Public Accountants, whose reports thereon are included therein (the "Financial Statements"). Subject to the qualifications contained in such audit reports, the Financial Statements present fairly in all material respects the financial position of RMED as of such dates and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

            (b) Current Financial Statements. Prior to the Closing, RMED will deliver current Securities and Exchange Commission Reports for the periods ending after December 31, 1997 (the "Current Financial Statements").

      4.05 Absence of Changes. Except as set forth in Schedule 4.05 or in the Current Financial Statements, and except for general economic conditions and other conditions generally affecting the retail sales which are known to the general public, since June, 1998 there has not been with respect to RMED:

            (i) any material adverse change in the condition (financial or other), properties, assets or business of RMED;

            (ii) any damage, destruction or loss (whether covered by insurance or not) which materially and adversely affects the business, properties;

            (iii) assets or business of RMED;

            (iv) any declaration, setting aside or payment of any dividend or any distribution with respect to Schedule 4.05 RMED's capital stock other than as provided in RMED's Shareholder Agreement, if any, or any direct or indirect redemption, purchase or other acquisition by RMED;

            (v) any increase of more than ten percent (10%) in the compensation payable or to become payable by RMED to any employee earning Twenty Five Thousand Dollars ($25,000) per annum or more, or any general increase in the compensation or rates of compensation payable or to become payable by RMED to hourly employees, except as required by any collective bargaining agreement, or to salaried officers or employees earning less than Twenty Five Thousand Dollars ($25,000) per year;

            (vi) any change in the accounting principles, methods or practices followed by RMED;

            (vii) any debt, obligation or liability, whether accrued, absolute or contingent and whether due, incurred or entered into by RMED, except liabilities and obligations incurred or entered into in the ordinary course of business;

            (viii) any sale, lease, abandonment or other disposition by RMED of any interest in real property or any machinery, equipment, inventory or other operating property other than in the ordinary course of business as reflected in Schedule 4.05;

            (ix) any sale, assignment, transfer, license or other disposition by RMED of any patent, trademark, trade name, brand name, copyright (or any application for any patent, trademark or copyright), invention, process, know-how, formula or trade secret or interest thereunder or other intangible asset, except as implied for use in connection with the sale of its products in the ordinary course of business as reflected in Schedule 4.05;

            (x) any agreement, understanding or undertaking by RMED, the performance of which would result in any of the items described in subparagraphs 4.05(i) through 4.05(vii) above.

      4.06 Undisclosed Liabilities. Except as set forth on Schedule 4.06:

            (a) To the best of shareholders' knowledge, after due inquiry on their part, RMED has no liabilities or obligations, either accrued, absolute, contingent or otherwise, except:

                  (i) to the  extent  reflected  or  reserved  in the  Financial
            Statements for December 31, 1997 or the Current Financial Statements for June, 1998, and not heretofore paid or discharged;

                  (ii) to the extent  disclosed  in this Merger  Agreement or in any of the Schedules to this Merger Agreement;

                  (iii) those incurred in or as a result of the ordinary  course of business since the date of the Financial Statements for December 31, 1997, including normal warranty claims and executory contracts, all of which have been consistent with past practice and none of which, either individually or in the aggregate, would have a material adverse effect on RMED; or

                  (iv) those incurred pursuant to or contemplated by this Merger
            Agreement, Schedules hereto and the various related or ancillary documents and agreements contemplated hereby or executed in connection herewith.

            (b) Except as set forth on Schedule 4.06(b), RMED has not received any notice of any claim against RMED of any liability of any nature or in any amount required to be set forth or disclosed in the Financial Statements, the Current Financial Statements, this Merger Agreement or the Schedules hereto, which is not or will not be set forth in the Financial Statements, the Current Financial Statements, or otherwise disclosed in this Merger Agreement or in the Schedules hereto.

      4.07 No Violation of Statute or Contract. Except as set forth on Schedule 4.07, neither the execution and delivery of this Merger Agreement, nor the compliance with the terms and provisions of this Merger Agreement on the part of each of RMED or Sub will:

            (i) conflict with or result in a breach or violation of any of the terms, conditions or provisions of, or constitute a default (or any event which, with notice or lapse of time or both would constitute a default) under their respective Certificates of Incorporation or by-laws, or, assuming that the approvals described in Section 4.12 below are duly obtained any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to any of them, or any of their respective properties, assets, licenses or permits, which would have a material adverse effect on the condition (financial or other), results of operations or business of any of them, or

            (ii) violate, conflict with, result in a breach of any provisions of, constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the property of any of them under any of the terms, conditions or provisions of any note, bond, mortgage, indentures, deed of trust, license, lease, agreement or other instrument or obligation to which any of them is a party, or by which any of them, their properties or assets may be bound or affected which would have a material adverse effect on the condition (financial or other), results of operations or business of any of them.

      4.08 Accounts Receivable. Except as set forth in Schedule 4.08, the accounts receivable of RMED arose from valid sales in the ordinary course of business, and, subject to applicable reserves, are good and collectible. To the best of shareholders' knowledge, after due inquiry, the reserves for bad debts and uncollected accounts is adequate.

      4.09 Notes Receivable. Schedule 4.09 sets forth all notes receivable and other receivables in excess of Five Thousand Dollars ($5,000), which are not included in the accounts receivable, reflected on the most recent balance sheet included in the Financial Statements or will be reflected in the Current Financial Statements. RMED has no notice of any defect, defense, counterclaim, or setoff to payment which the maker of any note receivable may claim or assert or of any fact or circumstance which would give rise to denial of payment thereof by the maker of any note receivable. Also included on Schedule 4.09 is a list of all loans, advances or other payments in excess of Five Thousand Dollars ($5,000) receivable from directors, officers and employees of RMED ("Employee Receivables") setting forth the name of the individual, the amount receivable by RMED from such individual, and the terms on which such Employee Receivable is to be repaid. RMED has provided to Sub true and complete copies of all promissory notes or other documents evidencing the Employee Receivables. RMED agrees to cause all individuals that are obligated for an Employee Receivable that is not evidenced by a document, to execute and deliver to RMED promissory notes or other documents satisfactory to Sub evidencing the obligation to pay such Employee Receivable prior to Closing.

      4.10 Inventories. Except as provided in Schedule 4.10, all of RMED's inventories reflected on the Financial Statements for December 31, 1997 and that will be reflected in the Current Financial Statements are or will be good and usable and salable in the ordinary course of RMED's business, except for minor items not material in amount. 4.11 Real Property Owned or Leased.

            (a) RMED does not own any real property.

            (b) RMED leases real property located at 675 Industrial Blvd. Delta, Colorado (the "Warehouse Property").

            (c) RMED represents that:

                  (i) RMED has the right of quiet  enjoyment  to each  parcel of
            Warehouse  Property.

                  (ii) All  improvements,  fixtures,  structures,  machinery and equipment used by RMED in carrying on its business are located on the Warehouse Property.

                  (iii) RMED has the right to use the Warehouse Property for all of the operations now conducted therefrom and RMED, by virtue of its ownership, possesses all easements, licenses, rights of way and rights in, to, and over the Property which are necessary for the conduct of the business in the ordinary course. The Warehouse Property and Improvements are adequate and sufficient for all operations now conducted by RMED.

                  (iv) Neither the whole nor any portion of any of the Warehouse
            Property is the subject of a pending condemnation or eminent domain proceeding, and to the best of RMED's knowledge, RMED does not know nor has any grounds to believe that any such condemnation or taking is threatened or contemplated.

                  (v) None of the  Warehouse  Property is occupied by any entity or person other than the Company, nor does any other person or entity have any rights to occupy any portion of the Warehouse Property.

                  (vi) Except for the Warehouse Property, RMED neither leases or owns any other real property.

                  (vii) RMED's occupancy of the Warehouse Property is not in material violation of any law or regulation applicable thereto, nor has

            RMED, to the best of RMED's knowledge, received any notice of any such violation.

                  (viii) RMED has not  received  any notice of any  violation of any law, ordinance, regulation, building, zoning or fire code or requiring or calling attention to the need for any work, repairs, construction, alterations or installations with respect to any of the Warehouse Property nor has any such notice been posted on any portion of the Warehouse Property.

      4.12 Regulatory Approvals. Except as contemplated by this Merger Agreement or as set forth on Schedule 4.12, no consent, approval or authorization of, or declaration, filing or registration with, any government or regulatory authority is required to be obtained or made by RMED or Sub in connection with the Merger or the execution, delivery and performance by them of this Merger Agreement or any related agreement.

      4.13 Tangible Personal Property. Except as disclosed on Schedule 4.13, all machinery, equipment and other personal property used by RMED in the operation of its business either owned or leased by RMED under valid leases, is, in all material aspects, in good operating condition and repair and is adequate and sufficient for all operations now conducted by RMED. Except as disclosed in
Schedule 4.13, RMED has good and marketable title to all personal property owned by it, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, security interests, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions and has valid leases pursuant to which it leases all personal property used in connection with the operation of its business which is not owned by RMED. All such leases are valid and binding, in full force and effect and no defaults (or conditions or events which with the giving of notice or the passage of time, or both, would constitute a default) exist thereunder.
4.14 Intellectual Property.

            (a) Schedule 4.14(a) sets forth a description of all trademarks, trademark registrations and trademark applications, trade names, assumed names, service marks, service mark registrations and applications, service names, copyrights, patents and patent applications, and patent, and copyright and trademark licenses, owned or used by the Company in the conduct of its business (collectively "Intellectual Property"). Except as set forth on Schedule 4.14(a), the Company owns, is licensed or otherwise has the right to use all Intellectual Property and all trade secrets, shop rights and know-how used in or necessary for the conduct of its business.

            (b) Except as set forth in Schedule 4.14(b), no claim has been asserted against RMED by any person with respect to the ownership, use, transfer, license or other disposition by RMED of any Intellectual Property or any trade secrets, shop rights or know-how or challenging any license or agreement with respect thereto, and RMED does not know of any basis for any such claim. To the best of the knowledge of RMED, the use of Intellectual Property and the trade secrets, shop rights and know-how by RMED, the practice of any process or the use of any apparatus, or the making or selling of any product by RMED, does not, and is not reasonably expected to, infringe on the rights of any person.

            (c) No third party is known by RMED to be infringing on any Intellectual Property or any trade secrets, shop rights or know how owned or used by RMED.

      4.15 Material Contracts. Schedule 4.15 sets forth a true and correct list or description of:

            (a) Each contract, agreement or binding commitment in respect of the procurement, purchase, processing, storage or sale of material, products, supplies, utilities or services to which RMED is a party or by which it is bound other than contracts, agreements or binding commitments which

                  (i) involve payments or receipts by RMED of less than Twenty Five Thousand Dollars ($25,000),

                  (ii) are terminable by RMED without penalty upon not more than thirty (30) days notice,

                  (iii) which are  substantially  performed  except for standard warranty, guaranty, non-compete or indemnification obligations, or

                  (iv) relate to sales order or purchase order  contracts  which individually are for an amount which is less than Twenty Five Thousand Dollars ($25,000) or a series of related contracts are for an amount in the aggregate which is less than Fifty Thousand Dollars ($50,000).

            (b) Each sales agency or distributorship agreement or franchise to which RMED is a party or by which it is bound.

            (c) Each collective bargaining, union, employment, consulting, independent contractor, non-competition or secrecy agreement to which RMED is a party or by which it is bound.

            (d) Each pension, profit sharing, retirement, bonus, group life, health and accident insurance or other employee benefit plan, agreement, arrangement or binding commitment to which RMED is a party, whether or not legally binding, including, but not limited to, each union plan or arrangement to which RMED is a party or makes contributions.

            (e) Each material contract, agreement, binding commitment or license relating to any Intellectual Property, trade secrets, shop rights or know-how to which RMED is a party except rights which are implied for use in connection with the sale of RMED's products in the ordinary course of business.

            (f) Each loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge, conditional sale or title retention agreement, equipment obligation, lease or lease purchase agreement or other documents evidencing secured indebtedness to which RMED is a party or by which it or any of its properties is bound.

            (g) Each partnership, joint venture, joint operating or similar agreement or agreement for the performance of services as an independent contractor to which RMED is a party or by which it is bound.

            (h) Each contract, agreement or binding commitment other than those covered above which (

                  (i) involves payments or receipts by RMED of Twenty Five Thousand Dollars ($25,000) or more and not made in the ordinary course of business, or

                  (ii) is not terminable by RMED without penalty, or (

                  (iii) which  otherwise is  reasonably  expected to  materially affect the condition (financial or other), properties, assets or business of RMED.

Each such contract, agreement or binding commitment is legally valid and binding on RMED and the Parties thereto, and each constitutes a legal, valid and binding obligation of RMED and the Shareholders, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting creditors' rights generally, is in full force and effect, and there are no defaults thereunder known to RMED by any party thereto. Except as set forth on Schedule 4.15, under the terms of the foregoing, none of the rights of RMED thereunder will be impaired by the Merger, and all of the rights of RMED thereunder will be enforceable immediately after the Effective Date to the extent enforceable immediately prior thereto without the consent or agreement of any other party, except as indicated on Schedules. True and complete copies of all documents described in the aforesaid schedule have or will be made available by RMED or Sub to the Company including all amendments and supplements thereto and modifications thereof.

      4.16 Permits and Licenses. To the best of its knowledge, RMED possesses all governmental permits, licenses and certifications which are necessary for the conduct of the business by RMED, and all of such permits, licenses and certifications are in full force and effect. No violations are known to the Company to exist or, to its knowledge, have been recorded with respect to any of such permits, licenses or certifications and no proceeding is pending (other than reapplication pursuant hereto) or known to RMED to be threatened which, if adversely determined, could result in the revocation, termination or limitation of any such permits, licenses or certifications. Except as set forth in Schedule 4.16, the Merger will not cause the revocation, termination, limitation, non-renewal or expiration of any such permit, license or certification currently issued to RMED or Sub.

      4.17 Insurance Coverages. Schedule 4.17 refers to all of RMED's and Sub's insurance coverages and carriers (specifying the insurer, the amount of the coverage, the type of insurance, the policy number, the annual premium, the expiration date and any pending claims thereunder not otherwise disclosed pursuant to this Merger Agreement). Except as disclosed on Schedule 4.17, RMED has and maintains insurance coverage with retentions which insurance and retentions are reasonably believed by RMED to be adequate for the protection of RMED and Sub in the conduct of its business. RMED has not failed to give any notice or present any claim known to it under any insurance policy covering the same in proper form and timely fashion. RMED will use all reasonable efforts to assure that all such coverages will be in full force and effect at the Effective Date.

      4.18 Claims and Litigation. Except as set forth on Schedule 4.18, RMED and Sub are not a party to any litigation, proceeding, arbitration, demand, action or claim either pending or, to the best knowledge of RMED or Sub, threatened against RMED or Sub before any court or governmental or other regulatory or administrative agency or commission or arbitration panel. Except as set forth on
Schedule 4.18, neither RMED or Sub has any knowledge of any pending items in dispute or any injury that it believes is likely to give rise to a claim against RMED or Sub. RMED and Sub do not believe that any action, proceeding or investigation set forth on Schedule 4.18, will have a material adverse effect on the condition (financial or other), properties, assets or business of RMED, except for matters for which reserves have been reflected on the Financial Statements.

      4.19 Labor Relations Matters. Except as set forth on Schedule 4.19, RMED is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. To the best of RMED's knowledge, after due inquiry, there is no unfair labor practice complaint against RMED pending before the National Labor Relations Board, any state labor relations board or any other court or tribunal. Except as described in Schedule 4.19, within the last five years there has not been any, and there is currently no labor strike, or material dispute, slowdown or stoppage by RMED's employees pending or threatened against or affecting RMED. To the best of RMED's knowledge, no representation question exists. Except as set forth in Schedule 4.19, no grievance nor any arbitration proceeding arising out of or under any labor agreement is pending and no claim therefor has been made. Neither RMED nor Sub has any collective bargaining agreements or other agreements with labor organizations, other than the agreements listed on Schedule 4.19. Since the Sub existence, the Sub has not employees.

      4.20 Tax Matters.

            (a) Except as set forth on Schedule 4.20(a) each of RMED or any affiliate of RMED, as the case may be, has

                  (i) filed when due with the appropriate federal, state, local, foreign and other governmental agencies, all tax returns, estimates and reports required to be filed by it,

                  (ii) paid when due and payable all requisite  federal,  state, local or foreign taxes, levies, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest and penalties thereon and unemployment and social security taxes ("Taxes") or has established reserves in the Financial Statements adequate therefor and

                  (iii) has established, or will have established as of the Effective Date, reserves that, in the aggregate, are adequate for the payment of all Taxes not yet due and payable on the results of operation through the Effective Date as if the taxable year of RMED ended on the Effective Date, and in each such case, will immediately notify the Company of such setting aside.

            (b) Except as set forth on Schedule 4.20(b), there are no taxes, interest, penalties, assessments or deficiencies claimed to be due in respect of any tax returns filed by RMED or Sub, or otherwise that are not fully reserved for on the Financial Statements. Except as set forth on
      Schedule 4.20(b), neither RMED or Sub has executed or filed with the Internal Revenue Service or any other taxing authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes, and no power-of-attorney of RMED or Sub is outstanding or will be outstanding on the Effective Date. RMED or Sub has not reported any item of income, deduction or credit on any income tax return or reported any other item on any other return in a manner which is contrary to the specific recommendation or advice of RMED's or Sub's accountants and neither RMED or Sub has made any disclosures on any tax return pursuant to Section 6662 of the Internal Revenue Code of 1986, as amended (the "Code").

            (c) Neither RMED or Sub has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by RMED or Sub.

            (d) No property of RMED or Sub is property that the Surviving Corporation is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code or is "tax exempt use property" within the meaning of Section 168(f)(3) of the Internal Revenue Code, as it existed prior to January 1, 1984.

            (e) Neither RMED nor SUB has agreed, or has been requested by the Internal Revenue Service to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise except as required by the Tax Reform Act of 1986, which adjustments, if any, have previously been recognized in the income of RMED or Sub in tax returns of RMED or Sub for years ending prior to 1998.

            (f) RMED has withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

            (g) Neither RMED or Sub is a party to, nor is bound by or has any obligation under any tax sharing or similar agreement.

            (h) Neither  RMED or Sub is a foreign  person  within the meaning of
      Section 1445(b)(2) of the Code.

      4.21 Benefit Plans.

            (a) For the purposes of this Merger  Agreement,  the term  "Employee
      Plan" includes all pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans, or other employee benefit plans or arrangements, including, without limitation, any "pension plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") and any "welfare plan" as defined in Section 3(1) of ERISA, whether or not funded, and whether or not oral, to which RMED is a party or bound or with respect to which RMED may otherwise have any liability (including any such plan maintained by RMED within the last three calendar years) or with respect to which RMED has made any payments or contributions covering any employee of RMED within the last three (3) calendar years.

            (b) Except as set forth on Schedule 4.21(b),

                  (i) RMED has not been since its  inception  and is not now the sponsor of any Additional Employee Plan. RMED has no legally binding commitment to create any additional Employee Plan.

                  (ii) no separate trust is maintained in  conjunction  with any such plan. A separate trust is a trust the assets of which enjoy protection from the claims of RMED's creditors or any trust maintained in conjunction with a promise of deferred compensation (commonly known as a "Rabbi Trust").

      4.22 ERISA Matters.

            (a) Except as provided in Schedule 4.22(a) hereof, each Employee Plan that is an employee pension benefit plan qualifiable under Section 401 or 403(a) of the Code has been determined by the Internal Revenue Service to be "qualified" within the meaning of the Code.

            (b) Each Employee Plan of RMED and the administrators and fiduciaries of each Employee Plan of RMED have at all times complied in all material respects with all applicable requirements of ERISA and of any other applicable law (including regulations and rulings thereunder) governing each Employee Plan, and each Employee Plan has at all times been in material respects properly administered in accordance with all such requirements of law and in accordance with its terms to the extent consistent with all such requirements of law. Except as set forth in Schedule4.22(b), no lawsuits or complaints material to the Company to, or by, government agencies have been filed, are pending or are expected with respect to any Employee Plan.

            (c) No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred, or as of the Effective Date, shall have occurred, with respect to any Employee Plan or trust of RMED, unless such prohibited transaction shall have been corrected and any excise tax liability discharged; no notice of termination has been filed by any Plan Administrator pursuant to Section 4041 of ERISA or been issued by the PBGC pursuant to Section 4042 of ERISA with respect to any Plan subject to ERISA and relating to RMED, unless any liability under Title IV of ERISA occasioned in connection therewith shall have been discharged; except as disclosed on Schedule 4.22(c); no Employee Plan has outstanding, or as of the Effective Date, shall have outstanding any "accumulated funding deficiency" (as defined in Section 412 of the Code), whether or not waived and has not applied for or received any waivers of minimum funding standards under Section 412; to the extent required by generally accepted accounting principles, RMED has made or has accrued or, on or before the Current Financial Statements date, shall have made or shall have accrued on its books and records, all contributions required to be made by it under the terms of all pension, profit sharing and other Employee Plans covering its employees; and all premiums due to the PBGC have been paid.

            (d) Other than with respect to retired or former employees of RMED, no person is a participant in, or eligible for participation in, any Employee Plan who is not an employee of RMED.

            (e) To the best of RMED's knowledge, RMED does not currently maintain or contribute to nor has it ever maintained or contributed to, or been required by any agreement to maintain or contribute to, any multi-employer plan as defined in Section 3(37) of ERISA.

      4.23 Environmental Matters. Except as set forth in Schedule 4.23, RMED has obtained all material permits, licenses and other authorizations which are required under federal, state and local laws ("Environmental Laws") relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial hazardous or toxic materials or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, hazardous or toxic materials or wastes. Except as set forth in Schedule 4.23, to the best of RMED's knowledge, it has procured and is in material compliance with all terms and conditions of the required permits, licenses and authorizations, and all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 4.23, and excluding the effects of any future modifications of Environmental Laws, RMED has no knowledge of and has received no notice of, any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may reasonably be expected to interfere with or prevent continued compliance in all material respects, or which may reasonably be expected to give rise to any liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste, and no claim, action, suit, hearing, proceeding or investigation is currently pending or to its knowledge threatened with respect thereto. RMED will make available to the Company complete copies of any internal or external reports or studies conducted for or by RMED in conjunction with or relating to environmental matters.

      4.24 Compliance with Applicable Law. RMED has complied and is complying, in all material respects, with all applicable laws, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities (federal, state, or local) (collectively "Laws"), including but not limited to (i) the Federal Occupational Safety and Health Act and all Laws relating to the safe conduct of business and environmental protection and conservation including, but not limited to, noise abatement requirements and emission control standards; and
(ii) all Laws regulating water use. Except as indicated in Schedule 4.24 hereto, RMED not received notification from any governmental authority of any asserted present or past material failure to comply with Laws which has not been remedied or resolved.

      4.25 Bank Accounts. Schedule 4.25 sets forth a true and complete listing of the following: (i) the name of each bank in which RMED has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and (ii) the names of all persons, firms or corporations, if any, holding general or specific powers of attorney from RMED and a summary statement of the terms thereof.

      4.26 Banking Relationships. RMED will use its best efforts and cooperate with the Company in order to maintain existing banking relationships and arrangements and to make them available to the Surviving Corporation following the Effective Date.

      4.27 Full Disclosure. To the best of the knowledge of RMED or Sub, after due inquiry of its officers, no representation, warranty or covenant in this Merger Agreement, nor any statements, financial statements, certificates or schedules furnished to the Company pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein in the light of the circumstances under which they were or are to be made, not misleading. Except for economic conditions and those generally affecting the disposable baby diaper industry and information known to the Company, neither RMED or Sub is aware of any specific information which lead either of them to believe that there is any impending material adverse change in the business of RMED.

      4.28 Disclosure on Schedules. Disclosure of information on any Schedule hereto shall be deemed to satisfy the disclosure requirements of any other Schedule hereto to which such information may also be applicable.

      4.29 Knowledge and Notice. RMED and Sub shall be deemed to have knowledge or best knowledge or awareness of a matter or notice only if such matter or notice is, at the time in question, actually known to any officer or director of RMED or Sub.

                                   ARTICLE V.

                          CONDITIONS PRECEDENT TO SUB'S
                               OBLIGATION TO CLOSE

      The obligations of Sub to enter into the Merger and to consummate the transactions set forth in this Merger Agreement are subject to the satisfaction, or waiver in writing by Sub, on or prior to the Effective Date, of each of the following conditions:

      5.01 Corporate and  Shareholder  Action.  All corporate,  shareholder  and other actions necessary to authorize the Merger and to effectuate the consummation of the transactions contemplated hereby by the Company shall have been duly taken on or prior to the Effective Date, and the Company shall have delivered to Sub a certificate of the Company to that effect together with a certified copy of resolutions of the Board of Directors and Shareholders of the Company authorizing the execution and delivery of this Merger Agreement and the consummation of the Merger and the transactions contemplated hereby, all in form and substance reasonably satisfactory to Sub and its counsel.

      5.02 Representations and Warranties. The representations and warranties of the Company set forth in this Merger Agreement shall be true and correct in all material respects on and as of the Effective Date with the same effect as though all such representations and warranties had been made as of such date except to the extent that such representations and warranties are expressly made as of another specified date and as to such representation, the same shall be true as of such specified date and except for any changes resulting from activities or transactions which may have taken place after the date hereof which are permitted or contemplated by this Merger Agreement or which have been entered into in the ordinary course of business. The Company shall deliver to Sub a certificate validly executed by an authorized officer of the Company to that effect, dated the Effective Date.

      5.03 Performance of Obligations. Each and all of the covenants and agreements of the Company to be performed or complied with pursuant to this Merger Agreement shall have been duly performed and complied with in all material respects or duly waived by Sub and there shall have been delivered to Sub a certificate validly executed by an authorized officer of the Company to that effect, dated the Effective Date.

      5.04 No Adverse Change. There shall have been no material adverse change in the condition (financial or otherwise), properties, assets, business or prospects of the Company since September 30, 1998, and there shall have been delivered to Sub a certificate validly executed by an authorized officer of the Company to that effect.

      5.05 Opinion of Counsel. Sub shall have been furnished an opinion, dated the Effective Date, of Schober & Ulatowski, P.C., counsel for the Company in the form attached hereto as Schedule 5.05.

      5.06 Governmental Approvals. Any and all approvals and authorizations of, filings and registrations with, and notifications to, any governmental or regulatory authority required for the execution and delivery of this Merger Agreement by the Company, and the consummation of the Merger and the performance of its obligations under this Merger Agreement, shall have been duly obtained or made and shall be in full force and effect. The transaction is not subject to the Hart-Scott-Rodino Pre-Merger Notification Act ("HSR Act").

      5.07 Litigation. At the Effective Date, there shall be no litigation pending or threatened in which any injunction is or may be sought against or seeking damages from the Shareholders, or the Company, RMED or Sub in connection with the transactions contemplated hereby.

      5.08 Financing. RMED shall have made satisfactory firm arrangements for all financing required to consummate the Merger and provide working capital in the amount of $3,000,000 for the operation of the Surviving Corporation, which arrangements may include, but shall not be limited to, leases, equity investments, the sale of options, warrants or other rights, loans (whether secured or unsecured), issuance of debentures, and/or sale/leaseback arrangements. In the event that RMED is unable to secure satisfactory financing arrangements, with acceptable terms and conditions, by December 31, 1998, RMED may terminate this Merger Agreement by written notice to the Company whereupon this Merger Agreement shall be null and void and the parties shall have no further duties or responsibilities hereunder except for breach of this Merger Agreement.

      5.09 Appraisal Rights. The holders of not more than twenty percent (20%) of the Company Shares shall have exercised their appraisal rights with respect to the Merger in accordance with the Corporation Laws.

                                  ARTICLE VI.

                            OPERATION OF THE COMPANY
                              TO THE EFFECTIVE DATE

      During the period from the date of this Merger Agreement to the Effective Date, except as otherwise consented to by Sub in writing:

      6.01 Ordinary Course of Business. The Company will carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers and others having business dealings with it to the end that the goodwill and ongoing business shall be unimpaired in all material respects at the Effective Date.

      6.02 Charter Documents. The Company will not amend its Articles of Incorporation or by-laws or change the authorized number of directors nor shall the Company enter into any agreements or arrangements to do so.

      6.03 Merger or Mergers. The Company will not acquire by merging or consolidating with, or purchasing substantially all the assets of, or otherwise acquiring any business or any corporation, partnership, association or other business organization or division thereof nor shall the Company enter into any agreements or arrangements to do so.

      6.04 Sale or Encumbrance. The Company will not, except in the ordinary course of business, sell, lease or otherwise dispose of, nor voluntarily encumber, any of its property nor shall the Company enter into any agreements or arrangements to do so.

      6.05 Dividends or Distributions. The Company will not declare, set aside, make or pay any dividend or other distribution except with respect to Subchapter S profits for the purpose of the payment of taxes, in respect of its capital stock or purchase or redeem, directly or indirectly, any shares of its capital stock nor shall the Company enter into any agreements or arrangements to do so.

      6.06 Capitalization. The Company will not issue or sell any shares of its capital stock of any class or any options, warrants or rights to purchase any such shares or any securities convertible into or exchangeable for such shares nor declare any stock splits, stock dividends or other recapitalizations or reclassifications nor will the Company enter into any agreements or arrangements to do so.

      6.07 Indebtedness. The Company will not incur any indebtedness for borrowed money or issue or sell any debt securities nor will the Company enter into any agreements or arrangements to do so provided that the Company may borrow for working capital purposes, those items as shown on Schedule 6.07 and may borrow in excess of such amount with the prior written consent of Sub.

      6.08 Compensation. Except as contemplated by or provided in this Merger Agreement, without Sub's prior written approval, which approval shall not be unreasonably withheld, the Company will not grant to any employee, officer or director any increase in compensation in any form other than, in the case of employees currently compensated at a base salary rate of less than Twenty Five Thousand Dollars ($25,000) per year, as is consistent with prior practices unless otherwise required by union contract, or any severance or termination pay, or enter into any employment agreement with any employee, officer or director, or amend the terms of any existing option or other employee benefit plan as reflected in Schedule 6.08 or arrangement or adopt any new option or other employee benefit plan or arrangement nor will the Company enter into any agreements or arrangements to do so.

      6.09 Disclosure. The Company will promptly advise Sub in writing of any change known to the Company in the condition (financial or otherwise) in the properties, assets, liabilities, operations, business or prospects of the Company which it believes will be materially adverse to the business or financial condition of the Company and of any material violation or breach known to the Company in any of the covenants, representations or warranties of the Company contained herein.

      6.10 Government Regulation. The Company will use its best efforts to comply with all requirements which Federal or state law may impose on the Company with respect to the Merger and cooperate with and promptly furnish information to Sub in connection with any such requirements imposed upon Sub in connection with the Merger, including those imposed under the notice filing requirements of the HSR Act.

      6.11 Obtain Consents. The Company will use its best efforts to obtain any consent, authorization, approval or exemption required to be obtained or made by it in connection with the Merger or the taking of any action in connection with the consummation thereof, not otherwise waived in writing by Sub.

      6.12 Litigation. Except in the ordinary course of business, the Company will not settle or compromise any litigation or administrative or similar proceeding or claim involving the payment of, or an agreement to pay over time, an amount, in cash, notes or other property, in excess of Ten Thousand Dollars ($10,000), exclusive of costs and fees.

      6.13 Accounting Practices. The Company will not change the accounting methods or practices followed by the Company.

                                  ARTICLE VII.

                                CERTAIN COVENANTS

      7.01 Consents of Others. Prior to Closing, RMED and Sub shall use their best efforts to obtain all authorizations, consents and permits of others and financing required of them to permit them to consummate the transactions contemplated by this Merger Agreement and will vote the shares of Sub in favor of all transactions contemplated by this Merger Agreement.

      7.02 Confidentiality. All information furnished by the Company to RMED and Sub pursuant to or in connection with this Merger Agreement shall be treated as the sole property of the Company, RMED or the Sub (as the case may be) until consummation of the Merger contemplated hereby and, if the merger shall not occur, RMED, Sub and the Company shall return to the Company all documents or other materials containing information obtained from the Company, RMED or the Sub or their agents or representatives (and all copies thereof) containing, reflecting or referring to such information. RMED, Sub and the Company shall take such action as may be necessary to keep confidential all such information, and shall not directly or indirectly use such information for any purpose other than to evaluate the Merger. The obligation to keep such information confidential shall continue for three years as to all such information except industrial trade secrets, for which the obligation shall continue for the latter of ten (10) years from the date the proposed merger is abandoned or the period protected by U.S. patents, if applicable, , but shall not apply to any information which:

            (i) The parties hereto can establish was in their possession prior to the disclosure thereof by them, provided that information regarding industrial trade secrets must be established by written records;

            (ii) was then generally known to the public; or

            (iii) becomes known to the public other than as a result of actions by RMED, Sub or their affiliates or representatives.

      7.03 Best Efforts. The parties hereto shall use their best efforts to cause all conditions for the Closing to be met.

      7.04 Guaranty. RMED hereby unconditionally guaranties the performance by the Sub of all its respective obligations under this Merger Agreement and the agreements related hereto and shall cause the Sub to comply with all of the provisions of this Merger Agreement and the agreements related hereto.

                                 ARTICLE VIII.

                                MUTUAL COVENANTS

      8.01 Agreement on Voting. Simultaneously with the execution of this Merger Agreement, the Company, RMED and Sub will enter into Current Resolutions on voting (the "Current Resolutions"), a copy of which is attached hereto as
Schedule 8.01:

            (a) The Company shall deliver to Sub the Current Resolutions, executed by each officer and director and shareholder of the Company, to vote Company Shares owned by such shareholder in favor of the Merger; and

            (b) RMED and Sub shall deliver to Company the Current Resolutions executed by each officer and director and Shareholder of the Sub, to vote the Sub's shares owned by such shareholder in favor of the Merger.

            (c) RMED shall deliver to Company a resolution of RMED's Board of Directors, authorizing the president of RMED to execute the Merger
      Agreement,  as well as to provide an  enforceable  agreement,  attached as
      Schedule 8.01(c).

                                  ARTICLE IX.

                      CONDITIONS PRECEDENT TO THE COMPANY'S
                               OBLIGATION TO CLOSE

      The obligations of the Company and the Shareholders to enter into the Merger and to consummate the transactions set forth in this Merger Agreement as provided hereunder are subject to the satisfaction, or waiver in writing by the Company, on or prior to the Effective Date, of each of the following conditions:

      9.01 Corporate Action. All corporate and other actions necessary to authorize the Merger and to effectuate the consummation of the transactions contemplated hereby by RMED and Sub shall have been duly taken prior to the Effective Date, and RMED and Sub shall have delivered to the Company a certificate to that effect together with a certified copy of resolutions of the Board of Directors of RMED and Sub authorizing the execution and delivery of this Merger Agreement and the consummation of the Merger and the transactions contemplated hereby, all in form and substance satisfactory to the Company and its counsel.

      9.02 Representations and Warranties. The representations and warranties of RMED and Sub set forth in this Merger Agreement shall be true and correct in all material respects on and as of the Effective Date with the same effect as though all such representations and warranties had been made as of such date and there shall have been delivered to the Company certificates validly executed by an authorized officer of RMED and Sub to that effect, dated the Effective Date.

      9.03 Performance of Obligations. Each and all of the covenants and agreements of RMED and Sub to be performed or complied with pursuant to this Merger Agreement shall have been duly performed and complied with in all material respects or duly waived by the Company and there shall have been delivered to the Company a certificate validly executed by an authorized officer of RMED and Sub to that effect, dated the Effective Date.

      9.04 Opinion of Counsel. The Company shall have been furnished an opinion, dated the Effective Date, of Messrs. Schwartz and Freeman, counsel for RMED and Sub in the form attached hereto as Schedule 9.04.

      9.05 Governmental Approvals. Any and all approvals and authorizations of, filings and registrations with, and notifications to, any governmental or regulatory authority required for the execution and delivery of this Merger Agreement by RMED and Sub, and the consummation of the Merger and the performance of their obligations under this Merger Agreement shall have been duly obtained or made and shall be in full force and effect.

      9.06 Litigation. At the Effective Date, there shall be no litigation pending or threatened in which any injunction is or may be sought against or seeking damages from the shareholders of the Company, Company, RMED or Sub in connection with the transactions contemplated hereby.

      9.07 Material Adverse Change. There shall have been no material adverse change in the condition (financial or otherwise), properties, assets, business or prospects of RMED or Sub since the date of this Merger Agreement and there shall have been delivered to the Company a certificate validly executed by an authorized officer of RMED and Sub to that effect.

      9.08 Shareholder and Director Approval. The directors of RMED and the directors and shareholder of the Sub shall have authorized the Merger and all other transactions contemplated hereby at the Special Meetings.

      9.09 Personal Guaranties. All personal guaranties of any bank debt by the Company's shareholders shall have been cancelled and annulled.

                                   ARTICLE X.

                     SURVIVAL OF REPRESENTATIONS, WARRANTIES
                         AND COVENANTS; INDEMNIFICATION

      10.01 Survival. The representations, warranties, covenants, agreements and certifications made by the parties hereto shall survive the closing of all transactions pursuant to this Merger Agreement and remain in full force and effect after the Effective Date for a period (the "Warranty Period") of three
(3) years following such Effective Date.

      10.02 Indemnification by Shareholders. The holders of the Company Shares (the "Shareholders") will, on a several and limited basis, indemnify RMED and the Surviving Corporation and their officers, directors, employees and agents, from and against all Damages, as hereinafter defined, arising out of or resulting from any misrepresentation or breach of any warranty or covenant or the failure of any representation or warranty of the Company contained herein, in any Schedule hereto or in any statement, financial statement, certificate or other document delivered pursuant hereto. For purposes of this Section 10.02, Damages shall mean all damages, losses, liabilities, deficiencies, reduction in value, costs, expenses, assessments, taxes, penalties, fines, claims, demands, actions, suits and proceedings, including, but not limited to, any losses or costs related to the violation of any Law, including, but not limited to, any Environmental Law, and including, in each such instance, the reasonable attorneys', accountants' and other professionals' fees, costs and expenses and the expenses of investigation, presentment, proof, collection or defense thereof and disbursements incurred therewith. The obligation of the Shareholders to indemnify RMED, Sub and the Surviving Corporation shall be subject to all of the limitations set forth below:

            (a) Indemnity Threshold and Limitation on Amount. RMED, Sub and the Surviving Corporation shall not submit any claim for indemnification under this Section 10.02 unless and until the aggregate damages sustained by RMED, Sub and the Surviving Corporation exceed Twenty Five Thousand Dollars ($25,000) (the "Indemnity Threshold"), with no right to recoup the initial Twenty-Five Thousand Dollars ($25,000) incurred. Notwithstanding any provision to the contrary, the maximum indemnified loss under this
      Section 10.02 shall be limited to a maximum of One Hundred Fifty Thousand Dollars ($150,000) (the "Indemnity Maximum").

            (b) Duration. RMED and the Surviving Corporation may recover Damages for a breach of a representation or warranty contained in this Merger Agreement, only if RMED, Sub and the Surviving Corporation have given written notice to the Shareholder Representatives of the breach on or prior to the expiration of the Warranty Period with respect to such representation or warranty. Any written notice delivered by RMED, Sub or the Surviving Corporation to the Shareholder Representatives pursuant to this Section 10.02 shall set forth the basis for the claim of breach (including, without limitation, reference to the specific details regarding the manner in which this Merger Agreement is alleged to have been breached) and, if then determinable by RMED, Sub or the Surviving
      Corporation, a reasonable estimate of the amount of the Damages anticipated to be incurred in connection therewith.

            (c) Tax and Insurance Benefits. All Damages to be paid to RMED or the Surviving Corporation shall be reduced by the actual amount of any income or franchise tax benefit resulting therefrom to RMED or the Surviving Corporation or its affiliates and any insurance proceeds paid to RMED or the Surviving Corporation.

            (d) No  Indemnification  for Known Breaches of  Representations  and
      Warranties. Notwithstanding any other provisions to the contrary set forth in this Merger Agreement or the agreements entered into in connection therewith, the Company and the Shareholders shall not be deemed to have misrepresented to RMED or Sub nor breached a warranty or representation set forth herein or the Schedules hereto, if RMED or Sub has knowledge as of the Effective Date of such facts or circumstance that constitute the breach or misrepresentation disclosed in the Merger Agreement, or the agreements executed in connection therewith, or schedules thereto delivered, by or on behalf of the Company and the Shareholders to RMED or Sub, and RMED and Sub nevertheless consummates the transactions contemplated herein, in which case RMED and Sub shall be deemed to have waived any claim for Damages they may have under this Article, this Merger Agreement, or any agreement executed in connection therewith, as it relates to such breach of representation or warranty.

            (e) Shareholders' Indemnification. The shareholder indemnification as set forth herein is limited on a several basis allocable to each on the basis of their prorata share ownership in the Company prior to the closing and further subject to the Indemnity Threshold and Indemnity Maximum, each of which shall be prorated in a like manner.

      10.03 Indemnification by RMED and Sub . RMED and Sub will indemnify the Shareholders and the Company and its officers, directors, employees and agents from and against all Damages, as hereinafter defined, arising out of or resulting from any misrepresentation or breach of any warranty or covenant or the failure of any representation or warranty of Sub contained herein, in any Schedule hereto or in any statement, financial statement, certificate or other document delivered pursuant hereto. For purposes of this Section 10.03, Damages shall mean all damages, losses, liabilities, deficiencies, reduction in value, costs, expenses, assessments, taxes, penalties, fines, claims, demands, actions, suits and proceedings, including, but not limited to, any losses or costs related to the violation of any Law, and including, in each such instance, the reasonable attorneys', accountants' and other professionals' fees, costs and expenses and the expenses of investigation, presentment, proof, collection or defense thereof and disbursements incurred therewith. The obligation of Sub to indemnify the Shareholders and the Company shall be subject to all of the limitations set forth below:

            (a) Indemnity Threshold and Limitation on Amount. The Shareholders and the Company shall not submit any claim for indemnification under this
      Section 10.03 unless and until the aggregate Damages sustained by the Shareholders and the Company equal or exceed Twenty Five Thousand Dollars ($25,000) (the "Indemnity Threshold"), provided, however, that once such Damages equal or exceed the Indemnity Threshold the indemnification liabilities of Sub and Sub shall include the entire amount of the Indemnity Threshold. In no event shall the Sub and Sub's aggregate obligation to indemnify the Shareholders and the Company for Damages hereunder exceed One Hundred Fifty Thousand Dollars ($150,000).

            (b) Duration. The Shareholders and the Company may recover Damages for a breach of a representation or warranty contained in this Merger Agreement, only if the Shareholders and the Company have given written notice to Sub of the breach prior to the expiration of the Warranty Period with respect to such representation or warranty. Any written notice delivered by the Shareholders and the Company to Sub pursuant to this
      Section  10.03  shall  set  forth  the  basis  for  the  claim  of  breach
      (including, without limitation, reference to the specific details regarding the manner in which this Merger Agreement is alleged to have been breached) and, if then determinable by the Shareholders and the Company a reasonable estimate of the amount of the Damages anticipated to be incurred in connection therewith.

            (c) Tax and Insurance Benefits. All Damages to be paid to the Shareholders and the Company shall be reduced by the actual amount of any income or franchise tax benefit resulting therefrom to the Shareholders and the Company or its affiliates and any insurance proceeds paid to the Shareholders and the Company.

            (d) No Indemnification for Known Breaches of Representations and Warranties. Notwithstanding any other provisions to the contrary set forth in this Merger Agreement or the agreements entered into in connection therewith, RMED or Sub shall not be deemed to have misrepresented to the Company and the Shareholders nor breached a warranty or representation set forth herein or the Schedules hereto, if the Company and the Shareholders have has knowledge as of the Effective Date of such facts or circumstance that constitute the breach or misrepresentation disclosed in the Merger Agreement, or the agreements executed in connection therewith, or schedules thereto delivered, by or on behalf of RMED or Sub to the Company and the Shareholders, and the Company and the Shareholders nevertheless consummates the transactions contemplated herein, in which case the Company and the Shareholders shall be deemed to have waived any claim for Damages they may have under this Article, this Merger Agreement, or any agreement executed in connection therewith, as it relates to such breach of representation or warranty.

      10.04 Third Party Claim. Promptly after service of notice of any written claim or process on a party by any third person in any matter in respect of which indemnity may be sought from the other party, the party so served shall promptly notify the indemnifying party of the receipt thereof. The indemnifying party shall have the right to participate in at its own expense, the defense of any such claim or the settlement thereof. As long as the aggregate amount of Damages claimed by the indemnified party with respect to all matters is greater than the Indemnity Threshold, but less than the aggregate amount of Damages which can be collected from the indemnifying party, the indemnified party shall not settle, compromise or pay any claim without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

                                  ARTICLE XI.

                       TERMINATION; MODIFICATION OR WAIVER

      11.01 Termination. This Merger Agreement may be terminated at any time prior to the Effective Date:

            (a) by mutual written agreement of RMED, Sub and the Company; or

            (b) by RMED, Sub or the Company, by notice to the other party, if the Effective Date shall not have taken place prior to December 31, 1998 (or such later date as agreed to by Sub and the Company in writing), subject to any rights accruing to the date of such notice on account of any breach of this Merger Agreement by the opposite party hereto;

            (c) by RMED, Sub or the Company, if an order is issued by any court, agency, governmental body or public authority of competent jurisdiction to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Merger Agreement;

            (d) by RMED, Sub or the Company, in the event that the Merger is not approved at the Special Meetings; or

            (e) by RMED or Sub, in the event that the holders of in excess of twenty percent (20%) of the Company Shares exercise their appraisal rights pursuant to the Corporation Laws.

      11.02 Waiver. Any failure of RMED or the Company to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by Sub in the case of any such failure by the Company, or by the Company in the case of any such failure by RMED or Sub, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Merger Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

                                  ARTICLE XII.

                   COSTS INCIDENT TO PREPARATION OF AGREEMENT

      The Company shall pay all costs for itself and its shareholders incurred by them incident to the preparation, execution and delivery of this Merger Agreement and the performance of their respective obligations hereunder, including without limitation fees and disbursements of legal counsel, accountants, investment bankers and consultants, brokers, engineers, and surveyors employed by the respective parties hereto in connection with the transactions contemplated by this Merger Agreement, provided, however, that:

            (i) In the event that the Merger is not approved at the Special Meetings, the Company shall reimburse RMED and Sub for all out-of-pocket costs and expenses for attorneys, accountants and consultants of Sub or RMED incurred in connection with the negotiation and preparation of this Merger Agreement and related agreements; and

            (ii) In the event that the Merger is not approved by the Shareholders of RMED at the Special Meetings, RMED shall reimburse the Company for all out-of-pocket costs and expenses for attorneys, accountants and consultants (including title companies and surveyors) of the Company incurred in connection with the negotiation and preparation of this Merger Agreement and related agreements, excluding preparation of the HSR Act Notification.

            (iii) In the event that the merger is completed, the cost of the attorneys, accountants, and consultants for all parties shall be paid by Sub at the Closing.

                                 ARTICLE XIII.

                       PARTIES IN INTEREST AND ASSIGNMENT

      This Merger Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns and the shareholders of the Company. This Merger Agreement is not made for the benefit of any person, firm, corporation or other entity not a party hereto (other than the shareholders of the Company who are and shall be intended beneficiaries of this Merger Agreement), and nothing in this Merger Agreement will be construed as giving any person, firm, corporation or other entity, other than the parties hereto and the shareholders of the Company and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Merger Agreement, or any provision hereof. This Merger Agreement may not be assigned by any party hereto without the prior written consent of all of the other parties hereto.

                                  ARTICLE XIV.

                                  MISCELLANEOUS

      14.01 Notices. Any notice, request, consent, waiver or other communication required or permitted to be given hereunder shall be effective only if in writing and shall be deemed sufficiently given only if delivered in person, telefaxed with confirmed receipt, or sent by certified or express mail, postage prepaid, return receipt requested, addressed as follows:

         If to the Company:           Thomas A. Biebel, President
                                      JETTAR, LTD.
                                      c/o The Belson Company
                                      730 Lambeau
                                      P.O. Box 10477
                                      Green Bay, WI 54307-0744
                                      Fax:  (920) 499-3099

                  Copy to:                     Adrian T. Ulatowski, Esq.
                                               Schober & Ulatowski, S.C.
                                               414 East Walnut
                                               Post Office Box 1780
                                               Green Bay, WI  54305-1780
                                               Fax:  920-432-5967

         If to RMED:                  Brenda Schenk, President
                                      RMED International, Inc.
                                      14 Evergreen
                                      Westport, CT 06880

                  Copy to:                     Steven B. Randall, Esq.
                                               Schwartz & Freeman
                                               401 North Michigan Avenue
                                               Chicago, IL 60611
                                               Fax: 312-222-0818

or to such other person or address as either such party may have specified in a notice duly given to the sender as provided herein. Such notice or communication shall be deemed to have been given as of the date so delivered, telefaxed or mailed.

      14.02 Entire Agreement. This Merger Agreement (including the related agreements, Exhibits and Schedules attached hereto) and the documents referred to herein as having been entered into by any of the parties hereto or delivered by a party hereto to another party hereto constitute the entire agreement and understanding of the parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, representations and warranties, whether oral or written, relating to the subject matter hereof. The terms of this Merger Agreement cannot be changed, modified, released or discharged orally. Inclusion of or reference to matters in a Schedule does not constitute an admission or indication of materiality of a matter.

      14.03 Waiver. No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

      14.04 Applicable Law. This Merger Agreement shall be construed and interpreted in accordance with the laws of the State of Wisconsin.

      14.05 Savings Clause. The unenforceability or invalidity of any Article or
Section  or   provision   of  this  Merger   Agreement   shall  not  affect  the
enforceability or validity of the balance of this Merger Agreement.

      14.06 Action by Shareholders of the Company. The shareholders of the Company hereby irrevocably authorize and appoint Thomas A. Biebel and John O. Harry ("Shareholder Representatives") as their agents and attorneys with full power of substitution to make any amendments or modifications of this Merger Agreement after the Effective Date and to waive or enforce inaccuracies of representations and warranties or compliance with any of the provisions herein contained, that such parties believe, in their sole discretion, to be in the best interest of the shareholders of the Company. The Shareholders Representatives shall act by a unanimous consent.

      14.07 Headings. The headings of the Articles and Sections contained in this Merger Agreement are for reference purposes only and shall not in any way affect the meaning, interpretation, enforceability or validity of this Merger Agreement.

      14.08 Counterparts. This Merger Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all of which together will constitute one and the same agreement.

      14.09 Public Announcements. Neither the Company nor RMED nor Sub, nor the shareholders or representatives of any of them, shall make any public announcement or disclosure with respect to any of the Transaction Documents or any of transactions contemplated thereby (except as required by law or by the rules of the exchange upon which RMED's shares are traded) which shall be reviewed by, and comment reserved for, the Company, without the prior written consent of the party affected thereby, which consent shall not be unreasonably withheld or delayed.

      IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed as of the date first above written.

COMPANY:                             SUB:
JETTAR, LTD.                         RMED ACQUISITION, INC.

By: /s/ Thomas Biebel                By: /s/ Brenda Schenk
-------------------------------          ---------------------------------------
      Its: President                       Brenda Schenk
                                           Its President, Treasurer and Director

                                     By: /s/ Edward Reiss
                                         ---------------------------------------
                                           Edward Reiss
SHAREHOLDERS OF JETTAR. LTD.               Its Vice President, Secretary
                                              and Director

    /s/ John O. Harry                By: RMED INTERNATIONAL , INC.,
-------------------------------          its sole shareholder
        John O. Harry

    /s/ Thomas Biebel                    /s/ Brenda Schenk
-------------------------------          ---------------------------------------
        Thomas Biebel                    Brenda Schenk
                                         Its President

   /s/  John O. Harry POA            RMED:
-------------------------------
        John O. Harry POA

   /s/  Thomas Biebel POA            RMED INTERNATIONAL, INC.
-------------------------------
        Thomas Biebel POA

_______________________________      By: /s/ Brenda Schenk
                                         ---------------------------------------
                                         Its President and CEO

   /s/  Adrian Ulatowski             By: /s/ Edward Reiss
-------------------------------          ---------------------------------
        Adrian Ulatowski                 Its Chairman and Vice President